SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is entered into by and between Kyle R. Swon (the "Executive") and WCF Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, WCF Financial Bank (the "Bank"), as of January 31, 2017. For purposes of this Agreement and unless another intention is specifically indicated, the term "WCF" shall include both the Company and the Bank.

WHEREAS, Executive is employed as Senior Vice President and member of the Board of Directors of WCF; and

WHEREAS, Executive has notified WCF of his intention to voluntarily resign from employment and as a member of the board of directors of WCF; and

WHEREAS, WCF and Executive desire to set forth the terms of Executive's separation in this Agreement, including the post-termination benefits to be paid to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:

1. **Resignation**. Effective as of the close of business on January 31, 2017 (the "Date of Termination"), Executive hereby voluntarily resigns as Senior Vice President and as a member of the board of directors of WCF, and from all other positions with any subsidiary or affiliate of either the Company or the Bank.

2. **Termination of Change in Control Agreement**. As of the Date of Termination, the Change in Control Agreement by and between Executive and the Bank dated October 25, 2016 (the "Change in Control Agreement") shall be terminated and be of no further force and effect.

3. **Consideration**.

(a) Accrued Obligations. The Bank shall pay or provide Executive any Accrued Obligations as of his Date of Termination. "Accrued Obligations" means: (1) any accrued and unpaid base salary of Executive through the Date of Termination, payable pursuant to the Bank's standard payroll policies; (2) any compensation and benefits to the extent payable to Executive based on Executive's participation in any compensation or benefit plan, program or arrangement of WCF through the Date of Termination; (3) any expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy (as applicable); and (4) cash in lieu of 100 percent of Executive's paid-time off and 50 percent of Executive's extended sick leave earned as of the Date of Termination pursuant to the Bank's paid time off policy. The payment of any Accrued Obligations pursuant to subparagraphs (1) and (4) hereof shall be made on the Bank's first normal payroll date following the Date of Termination.

(b) Severance Benefits. In consideration for Executive's agreement to provide the Services (as defined below) and compliance with this Agreement, Executive shall receive the following:

(i) Cash Payment. A total cash payment equal to $56,586.98, which shall be payable to Executive in six (6) equal monthly installments of $9,097.83 in arrears over the six month period immediately following Executive's Date of Termination (the "Severance Period").

(ii) Health Benefits. Executive and Executive's dependents (if applicable) participating in the Bank's group health insurance plan on the Date of Termination, at his election, shall have the right to continue to participate in such group health insurance plan under and pursuant to the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for such periods as may be permitted under applicable law. If Executive elects to continue such group health coverage under COBRA, the Bank shall pay 50 percent of the cost of all applicable premiums associated with such continued coverage during the first six (6) months of the COBRA period. Mr. Swon shall be responsible for 100 percent of the cost of such premiums during the remaining COBRA period thereafter.

(iii) Service. During the Severance Period, Executive shall provide general advisory services as reasonably requested by the Chief Executive Officer of the Bank in connection with the transitioning of client and customer relationships of the Bank (the "Services").

4. **Mutual Release and Waiver**.

(a) Release by Executive.

(i) In consideration of the benefits payable under Section 3 of this Agreement, Executive, Executive's heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge WCF, all parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the "Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement. Specifically included in this waiver and release are, among other things, claims of alleged employment discrimination, either as a result of the separation of Executive's employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties. The foregoing list is intended to be illustrative rather than inclusive. Executive waives the rights and claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived claims or rights.

(ii) Nothing in Section 4(a)(i) of this Agreement, however, shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency. Notwithstanding the foregoing, except as provided in Section 13 hereof, Executive waives his right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive's behalf, including a class or collective action, whether or not Executive is named in such proceeding. Further, nothing in this Agreement is intended to waive Executive's entitlement to the payments and benefits set forth under this Agreement, vested or

accrued benefits under any tax-qualified employee benefit plan sponsored by WCF. Finally, this Agreement does not waive claims that Executive could make, if available, for unemployment or workers' compensation.

(iii) Executive affirms that the only consideration for Executive signing this Agreement is that set forth in Section 3 of this Agreement, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

(iv) **Executive acknowledges that Executive has carefully read and reviewed this Agreement and has been advised to seek the advice of an attorney, or other counsel, and Executive had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Agreement.**

(v) Executive understands and is satisfied with the terms and contents of this Agreement and voluntarily has signed Executive's name to the same as a free act and deed. Executive agrees that this Agreement shall be binding upon Executive and Executive's agents, attorneys, personal representatives, heirs, and assigns. **Executive acknowledges that Executive has been given a period of at least 21 days from date of receipt within which to consider and sign this Agreement. To the extent Executive has executed this Agreement less than 21 days after its delivery to Executive, Executive hereby acknowledges that Executive's decision to execute this Agreement prior to the expiration of such 21 day period was entirely voluntary.**

(b) Release by WCF.

(i) WCF and all its representatives, officers, directors, employees in their capacity as representatives of WCF hereby generally and completely release, acquit, and discharge Executive from and against any and all claims. As used in this Section 4(b)(i), "claims" means any and all matters relating to Executive's service as an employee and officer of WCF, the termination of such service with WCF, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive's employment or service with and/or termination from WCF or any subsidiary or affiliate thereof.

(ii) Notwithstanding the foregoing, WCF does not release Executive from any claims it may have: (A) pursuant to the terms of this Agreement; or (B) arising from the conviction of Executive of a crime or a determination of intentional wrongdoing by a federal or state regulatory agency or a court of competent jurisdiction related to Executive's service as an employee or officer of WCF, provided such conviction or determination relates to a matter that has caused substantial economic damage to, or substantial injury to the business reputation of, WCF.

(iii) WCF agrees not to institute, nor has WCF instituted, a lawsuit against Executive based on any waived claims or rights as set forth above.

5. **Indemnification**. WCF agrees to indemnify Executive, to the fullest extent permitted under applicable law and as provided in WCF's Articles of Incorporation, Bylaws and directors' and officers' liability insurance policy, against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding which Executive may be involved by reason of having been an officer or employee of WCF.

6. **Mutual Non-Disparagement**. The parties agree that they will not disparage or make derogatory or untruthful comments about each other or WCF's present and former officers, directors, employees, agents, or attorneys, or their business practices. The provisions of this Section 6 shall not apply to any truthful statement required to be made by Executive and WCF, as the case may be, in any legal proceeding or governmental or regulatory investigation or inquiry.

7. **Communications regarding Mr. Swon**

(a) The Bank and Mr. Swon will, in response to any inquiries from members of the community or Bank employees, indicate the Mr. Swon resigned to pursue other opportunities. The agreed message will be communicated to employees and directors of the Bank and they will be instructed to convey it in response to any inquiries regarding Mr. Swon's resignation from the Bank.

(b) The Bank will provide a mutually agreeable reference letter to any prospective employer of Mr. Swon that addresses his years of service with the Bank, responsibilities, and titles.

8. **Confidentiality**. Executive acknowledges that Executive has had access to trade secrets and other confidential information regarding WCF and its businesses that are unique and irreplaceable, and that the use of such trade secrets and other confidential information by a competitor or other persons who are not affiliated with WCF, would cause irreparable harm to WCF. Accordingly, Executive shall not disclose to any person or use to the detriment of WCF such trade secrets or other confidential information (except as required by law). Confidential information includes any information, whether or not reduced to written or other tangible form, which: (i) is not generally known to the public or within the industry, or (ii) has been treated by WCF as confidential or proprietary. The restrictions of this Section 7 shall not apply to any disclosure of otherwise confidential information that is required to be disclosed by law or by court order or government order, provided that the Executive: (i) promptly notifies WCF of any such disclosure requirement so that WCF may seek an appropriate protective order (or other appropriate protections); and (ii) provides reasonable assistance (at no cost to Executive) in obtaining such protective order or other form of protection.

9. **Return of Materials**. As of the Date of Termination Executive shall promptly return to WCF all equipment, documents and other materials in Executive's possession that are the property of WCF, whether created by Executive or by others, and including the originals and all copies thereof, whether electronic, paper or any other form, without maintaining any copies thereof whether electronic, paper or any other form.

10. **Injunctive Relief**. The parties hereto recognize that irreparable injury will result to WCF, its businesses and properties in the event of Executive's breach of any covenants or agreements contained herein. WCF shall be entitled, in addition to any other remedies and

damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.

11. **Time to Consider and Rescind. Executive also acknowledges that Executive is hereby given seven (7) days from the date Executive signs this Agreement to change his mind and revoke this Agreement (the "Revocation Period"). If Executive does not revoke this Agreement within the Revocation Period, this Agreement shall become final and binding on the day following the cessation of the Revocation Period. Any notice to revoke this Agreement will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to the President and Chief Executive Officer of WCF at his principal business office pursuant to Section 11 of this Agreement.**

12. **Notice**. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:

If to Executive:

Most recent address on file.

If to WCF:

WCF Bancorp, Inc.
401 Fair Meadow Drive
Webster City, Iowa 50595

Attention: Stephen L. Mourlam, President and Chief Executive Officer

12. **General Provisions**.

(a) Non-Assignability. This Agreement may not be assigned by Executive.

(b) Binding on Successors. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(c) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(d) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Iowa, without reference to its principles of conflicts of law.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(f) Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(g) Tax Withholding. The Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13. **Protected Rights**. Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies") about a possible securities law violation without approval of WCF. Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to WCF related to the possible securities law violation. This Agreement does not limit the Executive's right to receive any resulting monetary award for information provided to any Government Agency.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date set forth above and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

WCF HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

WCF BANCORP, INC.

By: [signature]
Name: Stephen L. Mourlam
Title: President

WCF FINANCIAL BANK

By: [signature]
Name: Stephen L. Mourlam
Title: President / CEO

EXECUTIVE

[signature]
Kyle R. Swon